UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) January 11, 2007

                                  NELNET, INC.
             (Exact name of registrant as specified in its charter)

           Nebraska                001-31924                 84-0748903
(State or other jurisdiction     (Commission                 (IRS Employer
        of incorporation)         File Number)            Identification No.)

               121 South 13th Street, Suite 201, Lincoln, Nebraska
            68508 (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (402) 458-2370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On January 19, 2007, Nelnet, Inc. (the "Company") entered into a Settlement Agreement (the "Agreement") with the Department of Education (the "Department") to resolve the audit by the Department's Office of Inspector General (the "OIG") of the Company's portfolio of student loans receiving 9.5% special allowance payments. Under the terms of the Agreement, the Company will retain the 9.5% special allowance payments that the Company received from the Department prior to July 1, 2006. In addition, the Agreement will effectively eliminate all 9.5% special allowance payments with respect to the Company's portfolios of loans for periods on and after July 1, 2006, including the 9.5% special allowance payments which had been billed and were pending for the third and fourth quarters of 2006.

     As previously reported, the OIG audit report contained a finding by the OIG that an increase in the amount of 9.5% special allowance payments that had been received by the Company was based on what the OIG deemed to be ineligible loans. Such loans were deemed by the OIG to be ineligible for 9.5% special allowance payments due to interpretive issues as outlined in the Agreement, a copy of which is attached to this report as Exhibit 10.1.

     The Company disagrees with the OIG audit report, and continues to believe that the Company billed for the 9.5% special allowance payments in accordance with applicable laws, regulations, and the Department's previous guidance. As a part of the Agreement, the Company and the Department acknowledge a dispute exists related to guidance previously issued by the Department and the application of the existing laws and regulations related to the Company receiving certain 9.5% special allowance payments, and that the Agreement is based in part on the parties' desire to avoid costly litigation regarding that dispute. The new guidance provided to the Company in the Agreement will effectively eliminate all future 9.5% special allowance payments for the Company. These loans will continue to receive special allowance payments using other applicable special allowance formulas.

     At December 31, 2006, the Company had approximately $3.0 billion in loans eligible for 9.5% special allowance payments based on its interpretation of applicable laws, regulations, and the Department's previous guidance, including an outstanding portfolio of approximately $2.4 billion that was the subject of the OIG audit. During the third quarter 2006, the Company would have received special allowance payments of approximately $11.7 million related to the $3.0 billion loan portfolio. As previously disclosed, the Company deferred recognition of $8.9 million of these payments related to loans subject to the OIG audit as they were being withheld by the Department.

     In the fourth quarter of 2006, the Company will incur charges of $24.5 million as a result of the Agreement. The Company will reduce premiums paid on loans acquired in 2005 that were previously considered eligible for 9.5% special allowance payments by $21.7 million. In addition, the Company will charge off $2.8 million in accounts receivable from the Department related to the third quarter 2006 special allowance payments that will not be received under the Agreement.

     During the fourth quarter 2006, the Company would have recognized $11.6 million in 9.5% special allowance payments of which approximately $9 million was related to loans subject

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to the OIG audit. The Company estimates the 9.5% special allowance payments on the loans not subject to the OIG audit would have been approximately $8-10 million in 2007.

     In consideration of not receiving the 9.5% floor income on a prospective basis, the Company has entered into a series of off-setting interest rate swaps with a notional amount of $2.45 billion that have a weighted average fixed rate received by the Company of 4.87%. These derivatives mirror the $2.45 billion in pre-existing interest rate swaps with maturities in 2007, 2010, 2012, and 2013 and a weighted average fixed rate paid by the Company of 4.11%. These derivatives had been utilized to hedge the 9.5% floor income against increases in interest rates. The net effect of the new offsetting derivatives is to lock in a series of future income streams on the underlying trades through their respective maturity dates. The Company anticipates recognizing net settlements of approximately $15 million on these derivatives during 2007.

     The Company believes the prospective loss of the 9.5% special allowance payments will not have a material or adverse affect on the Company's operations. In addition, the Company does not expect the Agreement to have any material adverse effect on the outstanding debt obligations issued by the Company's education lending subsidiaries in the securitization of student loan assets. The Agreement resolves all issues between the Company and the Department that arise out of or relate to the contents of the OIG audit report and the Department's review of the issues raised therein. The agreement does not preclude any other government agency from reviewing the issues raised in the OIG audit report. The Company was informed by the Department of Education that a civil attorney with the Department of Justice has opened a file regarding this issue which the Company understands is common procedure following an OIG audit report. The Company has not received correspondence, notice, or had any discussions with the Department of Justice regarding this issue. The Company believes that any claim related to this issue has no merit.

     The Company issued a press release on January 19, 2007 announcing the Agreement. A copy of the press release is attached to this report as Exhibit
99.1 and is hereby incorporated by reference into this Item 1.01.

     Information contained or incorporated in this report, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the uncertain nature of the future impact of the Agreement, any other government reviews that may take place in connection therewith, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

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ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     On January 19, 2007, the Company issued a press release announcing that the Company had entered into the Agreement discussed under Item 1.01 above. Such press release, as well as the discussion under Item 1.01 above, contains information about the Company's results of operations for the fourth quarter ended December 31, 2006. A copy of the press release is filed as Exhibit 99.1 to this report.

ITEM 2.06  MATERIAL IMPAIRMENTS.

     The discussion of the financial impact of the Agreement under Item 1.01 above contains a discussion of an impairment of assets in the fourth quarter of 2006 as a result of the Agreement. Such discussion is incorporated under this
Item 2.06 by reference.

ITEM 8.01  OTHER EVENTS.

     On January 11, 2007, the Company received an informal request for information and documents from New York's Office of the Attorney General concerning colleges and universities' use of preferred lender lists, the Company's marketing practices as they relate to preferred lender lists, and the Company's relationships with colleges and universities. The Company intends to cooperate with the New York Attorney General's Office in connection with this inquiry. The Company cannot predict the outcome of this request or its effect on its financial position or results of operation.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

         (d) Exhibits. The following exhibits are filed as part of this report:

                    Exhibit
                    No.                         Description
                  -------------------------------------------------------------
                    10.1 Settlement Agreement dated effective January 19, 2007 between Nelnet, Inc. and the United States Department of Education

                    99.1 Press release of Nelnet, Inc. dated January 19, 2007 - "Nelnet reaches resolution with Department of Education; historical payments retained"


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              NELNET, INC.



Date:  January 19, 2007                       By:  /s/ Terry J Heimes
                                                  ------------------------------
                                                   Terry J. Heimes
                                                   Chief Financial Officer


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                                  EXHIBIT INDEX


                    Exhibit
                    No.                         Description
                  -------------------------------------------------------------
                    10.1 Settlement Agreement dated effective January 19, 2007 between Nelnet, Inc. and the United States Department of Education

                    99.1 Press release of Nelnet, Inc. dated January 19, 2007 - "Nelnet reaches resolution with Department of Education; historical payments retained"